Exhibit 99.1

AptarGroup Reports Record Second Quarter Results;
Raises Dividend and Increases Shares Authorized for Repurchase

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 17, 2008--AptarGroup, Inc. (NYSE:ATR) today reported record second quarter results. The Company’s Board of Directors also increased the quarterly dividend by 15% and authorized the repurchase of an additional 4 million shares of common stock.

Second Quarter 2008 Highlights

  Earnings per share increased 23% to a record $.64 per share
  Sales rose 17% to a record $551.3 million
  Pharma segment achieved record results
  $20.3 million spent to repurchase 460,000 shares

SECOND QUARTER RESULTS

For the quarter ended June 30, 2008, sales increased 17% to a record $551.3 million from $472.9 million a year ago. Dispensing system sales accounted for 6% of the growth while changes in exchange rates contributed 11%. Contributions from acquisitions were not significant in the quarter.

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “I’m pleased to report another record quarter. We benefited from changes in currency exchange rates and the broad diversification of our business. The quarter started strongly but we saw some softness toward the end of the quarter particularly in the personal care, fragrance/cosmetic and household markets. This softness was offset by increased demand from the pharmaceutical and food/beverage markets.”

Second Quarter Segment Sales Analysis (Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product and Custom Tooling Sales	4%	10%	4%	6%
Currency Effects	11%	9%	13%	11%
Total Growth	15%	19%	17%	17%

Pfeiffer commented, “Operating income increased to a record $65.2 million, up 13% from $57.5 million a year ago primarily due to the strong performance of the Pharma segment. Pharma segment income grew 33% to $35.0 million on strong demand for all product categories. Beauty & Home segment income rose to $26.8 million or an increase of 2% while Closures segment income declined 4% to $12.8 million. Our Beauty & Home and Closures segments were affected by slowing sales toward the end of the quarter and margins were negatively affected by the continual rise in raw material and transport costs particularly in the U.S. We are increasing our prices as market conditions permit in order to mitigate this cost inflation but there is a normal delay in this process.”

Diluted earnings per share increased 23% due primarily to operating performance, higher interest income, lower effective tax rate, and foreign currency effects, to a record $.64 per share compared to $.52 per share in the prior year.

YEAR-TO-DATE RESULTS

Pfeiffer stated, “We have completed a record first half of the year in what many considered a difficult economic environment, especially in the U.S. We also finished the first six months well ahead of our exceptional 2007 results.”

For the year-to-date, sales increased 17% to a record $1.1 billion from $922.7 million a year ago. Dispensing system sales increased 7% while changes in exchange rates added 10%. Operating income increased to a record $120.0 million, up 15% from $104.1 million a year ago. Diluted earnings per share increased 25% to $1.16 per share compared to $.93 per share a year ago.

OUTLOOK

Pfeiffer added, “As we look at the third quarter, we expect challenging economic conditions in the U.S. and Europe, particularly in light of continuing rising input costs. Increased demand from the pharmaceutical and food/beverage markets, and the developing regions of the world, is expected to contribute to our growth over the prior year. Last year we reported third quarter diluted earnings per share of $.56 per share that included a positive impact of $.03 per share related to a reduction in net deferred tax liabilities stemming from a change in the German tax law. Excluding this deferred tax adjustment, diluted earnings per share in the third quarter of last year were $.53 per share. At this time, we anticipate that diluted earnings per share for the third quarter of this year will be in the range of $.55 to $.58 per share.”

CASH DIVIDEND INCREASE AND SHARE REPURCHASE PROGRAM

The Board of Directors increased the quarterly dividend by 15% to $.15 per share, payable August 20, 2008 to shareholders of record as of July 30, 2008. The increase brings the annual dividend rate to $.60 per share up from $.52 per share.

During the quarter, the Company repurchased approximately 460,000 shares of common stock for approximately $20.3 million leaving approximately 1.1 million shares authorized for repurchase at the end of the second quarter. The Board today approved the repurchase of an additional 4 million shares.

Pfeiffer commented, “We continue to generate strong cash flow and our financial position allows us to return value to shareholders with increased dividends and additional share repurchases. While we are in terrific position to take advantage of strategic opportunities as they present themselves, our strong balance sheet also allows the Board to take these actions that improve shareholder value.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, July 18, 2008 at 8:00 a.m. CDT to discuss the Company’s second quarter results for 2008. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$ 551,319	$ 472,876	$ 1,083,577	$ 922,717
Cost of Sales (exclusive of depreciation shown below)	372,908	318,595	735,688	618,855
Selling, Research & Development and Administrative	78,819	65,805	160,643	139,530
Depreciation and Other Amortization	34,372	30,944	67,327	60,181
Operating Income (1)	65,220	57,532	119,919	104,151
Other Income/(Expense):
Interest Expense	(4,336)	(4,612)	(8,943)	(9,455)
Interest Income	3,410	1,756	6,859	3,378
Equity in Results of Affiliates	126	111	223	268
Minority Interests	(3)	1	19	18
Miscellaneous, net	259	(820)	(685)	(1,210)
Income before Income Taxes	64,676	53,968	117,392	97,150
Provision for Income Taxes	19,403	17,000	35,218	30,602
Net Income	$ 45,273	$ 36,968	$ 82,174	$ 66,548

Net Income per Share - Basic	$ 0.67	$ 0.54	$ 1.21	$ 0.96
Net Income per Share - Diluted	$ 0.64	$ 0.52	$ 1.16	$ 0.93

Average Number of Shares – Basic	68,038	69,037	68,103	69,113
Average Number of Shares - Diluted	70,477	71,443	70,937	71,886

(1) - Included in total Operating Income are expenses related to stock options of approximately $1.4 million and $8.6 million in the second quarter and first six months, respectively, of 2008, and $2.1 million and $10.8 million in the second quarter and first six months, respectively, of 2007.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
ASSETS

Cash and Equivalents	$ 296,629	$ 313,739
Receivables, net	435,056	360,736
Inventories	298,861	272,556
Other Current Assets	64,907	56,414
Total Current Assets	1,095,453	1,003,445
Net Property, Plant and Equipment	729,782	656,508
Goodwill, net	239,283	222,668
Other Assets	29,768	29,329
Total Assets	$ 2,094,286	$ 1,911,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$ 245,644	$ 216,159
Accounts Payable and Accrued Liabilities	374,265	349,030
Total Current Liabilities	619,909	565,189
Long-Term Obligations	125,167	146,711
Deferred Liabilities	87,106	81,032
Total Liabilities	832,182	792,932
Stockholders' Equity	1,262,104	1,119,018
Total Liabilities and Stockholders' Equity	$ 2,094,286	$ 1,911,950

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007
NET SALES

Beauty & Home	$ 288,911	$ 250,186	$ 572,674	$ 492,144
Closures	144,245	121,532	278,521	241,513
Pharma	118,162	101,157	232,377	189,058
Other	1	1	5	2
Total Net Sales	$ 551,319	$ 472,876	$ 1,083,577	$ 922,717

SEGMENT INCOME (1)

Beauty & Home	$ 26,843	$ 26,443	$ 56,203	$ 52,575
Closures	12,831	13,363	24,053	27,344
Pharma	34,951	26,356	64,867	49,038
Corporate Expenses and Other	(9,023)	(9,338)	(25,647)	(25,730)
Total Income Before Interest and Taxes	$ 65,602	$ 56,824	$ 119,476	$ 103,227
Less: Interest Expense, Net	926	2,856	2,084	6,077
Income before Income Taxes	$ 64,676	$ 53,968	$ 117,392	$ 97,150

SEGMENT INCOME %
Beauty & Home	9.3%	10.6%	9.8%	10.7%
Closures	8.9%	11.0%	8.6%	11.3%
Pharma	29.6%	26.1%	27.9%	25.9%

Income before Interest and Taxes	11.9%	12.0%	11.0%	11.2%

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.

CONTACT:
AptarGroup, Inc.
Stephen J. Hagge, 815-477-0424